Exhibit 99.1
Freddie Mac Reports Net Income of $1.7 Billion and
Comprehensive Income of $1.8 Billion for Third Quarter 2019
The Company Continues Its Solid Financial Performance As It Works Toward Exiting Conservatorship

Third Quarter 2019 Financial Results

•	Comprehensive income of $1.8 billion, substantially unchanged from the prior quarter, driven by strong and consistent business performance.

▪
Market-related losses were $0.3 billion, driven by a $0.4 billion loss from net interest rate impacts(1) due to higher fair value losses resulting from declining long-term interest rates. These losses were partially offset by a $0.1 billion gain from market spread impacts, both after-tax.

▪	Gains from sales of single-family reperforming loans were $0.4 billion, after-tax, substantially unchanged from the prior quarter.

•	Return on Conservatorship Capital (ROCC)(2) increased to 14.4% due to a small increase in earnings and lower conservatorship capital compared to the prior quarter.

•
Total equity increased to $6.7 billion at September 30, 2019 from $4.8 billion at June 30, 2019, driven by the company's increased ability to retain earnings, pursuant to the September 2019 Letter Agreement(3).

“In the third quarter, Freddie Mac took an important first step toward exiting conservatorship by adding more than $1.8 billion to our total equity, bringing our capital reserve to $6.7 billion. As we look to the future, we are squarely focused on serving our mission and meeting the milestones necessary to move the company forward.”

David M. Brickman Chief Executive Officer

Reducing Risks. Maintaining Strong Business Fundamentals. Serving the Mission.
Reducing Risk and Protecting Taxpayers(2)(4)

•
Conservatorship capital declined by $5.2 billion from the prior year, due to credit risk transfer (CRT) activity, home price appreciation, legacy asset dispositions, and a decrease in deferred tax assets.

•	Conservatorship capital needed for credit risk declined by 75% for Single-Family and 90% for Multifamily on new business activity in the twelve months ended September 30, 2018.
Producing Solid Results through Strong Business Fundamentals

•	6% total guarantee book growth, year over year — Single-Family grew 5% and Multifamily grew 15%.

•	Credit quality remains strong — Single-Family serious delinquency rate declined to 0.61%, while Multifamily delinquency rate continued near zero at 0.04%.
Supporting Homebuyers, Renters, and Lenders of All Sizes

•	Helped nearly 810,000 families to own or rent a home in the third quarter of 2019; provided $173 billion in liquidity to the mortgage market.

•	Served 865 regional and community-oriented single-family lenders, representing more than 90% of all single-family lenders in the third quarter of 2019.

•
Remained a vital source of funding for affordable housing — First-time homebuyers represented 45% of new single-family purchase loans in the third quarter of 2019, and 95% of the eligible multifamily rental units financed were affordable to families earning at or below 120% of area median incomes.

(1) Net of hedge accounting amortization.
(2) See page 5 for additional information on the Return on Conservatorship Capital.
(3) See page 10 for additional information related to the September 2019 Letter Agreement with the U.S. Treasury.
(4) See pages 6-7 for information related to the reduction in conservatorship capital needed for credit risk.

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $1.7 billion for the third quarter of 2019, compared to net income of $1.5 billion for the second quarter of 2019. The company also reported comprehensive income of $1.8 billion for both the second and third quarters of 2019.

•	Comprehensive income reflected the following:

▪	Market-related losses of $0.3 billion, compared to a minimal impact in the prior quarter, driven by:

◦	$0.4 billion loss, after-tax, from net interest rate impacts due to higher fair value losses resulting from declining long-term interest rates; partially offset by

◦	$0.1 billion gain, after-tax, from market spread impacts due to basis differences between swap and Treasury rates associated with the company's Treasury futures.

▪	Gains from sales of single-family reperforming loans of $0.4 billion, after-tax, which was substantially unchanged from the prior quarter.
Summary of Consolidated Statements of Comprehensive Income (Loss)

(Dollars in millions)	3Q 2019	2Q 2019	Change	3Q 2018	Change
Net interest income	$2,410	$2,927	$(517)	$3,257	$(847)
Guarantee fee income	231	222	9	209	22
Other income (loss)	146	209	(63)	79	67
Net revenues	2,787	3,358	(571)	3,545	(758)
Other non-interest income (loss):
Mortgage loans gains (losses)	1,702	1,541	161	94	1,608
Investment securities gains (losses)	164	390	(226)	(443)	607
Debt gains (losses)	(56)	49	(105)	158	(214)
Derivative gains (losses)	(1,217)	(2,089)	872	728	(1,945)
Total other non-interest income (loss)	593	(109)	702	537	56
Benefit (provision) for credit losses	179	160	19	380	(201)
Non-interest expense	(1,423)	(1,511)	88	(1,200)	(223)
Income (loss) before income tax (expense) benefit	2,136	1,898	238	3,262	(1,126)
Income tax (expense) benefit	(427)	(392)	(35)	(556)	129
Net income (loss)	1,709	1,506	203	2,706	(997)
Total other comprehensive income (loss), net of taxes and reclassification adjustments	139	320	(181)	(147)	286
Comprehensive income (loss)	$1,848	$1,826	$22	$2,559	$(711)

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

Selected Financial Measures
 Net Interest Income and Net Interest Yield
(Dollars in billions)
 Amounts may not add due to rounding.

•
Net interest income and net interest yield decreased from the prior quarter, primarily driven by higher amortization expense due to an increase in loan prepayments combined with compressed net yields due to the flattening of the yield curve.

Guarantee Fee Income(1), Guarantee Fee Rate, and
Multifamily Guarantee Portfolio
(1) Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business.

•	Guarantee fee income increased from the prior quarter, primarily due to continued growth in the Multifamily guarantee portfolio.

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

Non-GAAP Financial Measure Highlights
In addition to analyzing the company’s results on a GAAP basis, management reviews net interest income and guarantee fee income on an “adjusted,” or non-GAAP, basis. These adjusted financial measures are calculated by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on the company’s GAAP consolidated statements of comprehensive income. The company also presents two additional non-GAAP financial measures, adjusted net interest yield and adjusted guarantee fee rate, that are calculated based on adjusted net interest income and adjusted guarantee fee income, respectively. Management believes that these non-GAAP financial measures are useful because they more clearly reflect the company’s sources of revenue and return.
For additional information about the company's non-GAAP financial measures and reconciliations to the comparable amounts under GAAP, see pages 14 - 15 of this press release.
Adjusted Net Interest Income(1), Adjusted Net Interest Yield(1), and
Investments Portfolio
(Dollars in billions)

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 14 of this press release.
 Amounts may not add due to rounding.

•
Adjusted net interest income and adjusted net interest yield declined from the prior quarter, primarily driven by higher amortization expense resulting from an increase in loan prepayments combined with a decrease in interest income on unsecuritized loans.

•
The mortgage-related investments portfolio was $222 billion, up $3 billion, or 1%, from the prior quarter, but down $6 billion, or 3%, from the prior year. In February 2019, FHFA directed the company to maintain the mortgage-related investments portfolio at or below $225 billion at all times.

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

Adjusted Guarantee Fee Income(1), Adjusted Guarantee Fee Rate(1), and
Total Guarantee Portfolio
(Dollars in billions)

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 14 of this press release.
Amounts may not add due to rounding.

•
Adjusted guarantee fee income and adjusted guarantee fee rate increased from the prior quarter, primarily driven by higher amortization of single-family upfront fees resulting from an increase in loan prepayments.

•
The total guarantee portfolio grew $37 billion, or 2%, from the prior quarter and $120 billion, or 6%, from the prior year, driven by increases in both the Single-Family and Multifamily guarantee portfolios.

Return on Conservatorship Capital
The table below provides the ROCC, calculated as (1) annualized comprehensive income for the period divided by (2) average conservatorship capital during the period.
ROCC is not based on the company's total equity and does not reflect actual returns on total equity. The company does not believe that returns on total equity are meaningful because of the net worth limit imposed since 2012 under the Purchase Agreement. In addition, the company believes that returns post-conservatorship would most likely be lower than the levels calculated below, assuming the same portfolio of risk assets, as it expects that it would hold capital above the minimum required regulatory capital levels and that it would be required to pay fees for federal government support, thereby reducing its total comprehensive income.
Return on Conservatorship Capital

(Dollars in billions)	3Q 2019	2Q 2019	Change	3Q 2018	Change
GAAP comprehensive income	$1.8	$1.8	$0.0	$2.6	$(0.8)
Conservatorship capital (average during the period)(1)(2)	$51.3	$51.7	$(0.4)	$56.5	$(5.2)
ROCC, based on GAAP comprehensive income	14.4%	14.1%	0.3%	18.1%	(3.7)%
(1) Average conservatorship capital and ROCC for 3Q19 are preliminary and subject to change until official submission to the Federal Housing Finance Agency (FHFA).
(2) Average conservatorship capital for each period is based on the Conservatorship Capital Framework (CCF) in effect during that period, except that the 3Q18 figure has been revised to include capital for deferred tax assets. The CCF in effect as of September 30, 2019 was largely unchanged from the CCF as of June 30, 2019.

Amounts may not add due to rounding.
ROCC increased compared to the prior quarter, driven by a small increase in earnings and the lower level of conservatorship capital needed, primarily resulting from a decrease in deferred tax assets and the efficient disposition of legacy assets.
For additional information on the CCF and ROCC, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

Segment Financial Results and Business Highlights
Freddie Mac’s operations consist of three reportable segments, which are based on the types of business activities they perform – Single-Family Guarantee, Multifamily, and Capital Markets. The company presents Segment Earnings for each reportable segment by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on its GAAP consolidated statements of comprehensive income and allocating certain revenues and expenses, including funding costs and administrative expenses, to its three reportable segments.
For more information about Segment Earnings, see Note 13 to the financial statements included in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.
Single-Family Guarantee Segment
Providing liquidity to the market while transforming U.S. housing finance
Third Quarter 2019 Financial Results(1)

(Dollars in millions)	3Q 2019	2Q 2019	Change	3Q 2018	Change
Guarantee fee income	$2,075	$1,889	$186	$1,676	$399
Benefit (provision) for credit losses	134	79	55	205	(71)
Financial instruments gains (losses)(2)	51	77	(26)	(5)	56
Other non-interest income (loss)	318	269	49	387	(69)
Administrative expense	(399)	(400)	1	(371)	(28)
REO operations income (expense)	(61)	(86)	25	(42)	(19)
Other non-interest expense	(554)	(625)	71	(413)	(141)
Segment Earnings before income tax expense	1,564	1,203	361	1,437	127
Income tax (expense) benefit	(314)	(248)	(66)	(254)	(60)
Segment Earnings, net of taxes	1,250	955	295	1,183	67
Total other comprehensive income (loss), net of tax	(3)	(2)	(1)	(2)	(1)
Total comprehensive income (loss)	$1,247	$953	$294	$1,181	$66

(1)	The financial performance of the company’s Single-Family Guarantee segment is measured based on its contribution to GAAP net income (loss).

(2)	Consists of fair value gains and losses on debt for which the company has elected the fair value option and derivatives.

•	Segment Earnings increased from the prior quarter, primarily driven by higher amortization of single-family upfront fees resulting from an increase in loan prepayments.
Third Quarter 2019 Business Highlights

•	New business activity was $134 billion, an increase of $32 billion, or 31%, from the prior quarter.

▪	Home purchase volume increased 17%, while refinance volume increased 57%.

•	The Single-Family credit guarantee portfolio increased to $1,961 billion.

•	Average guarantee fees charged on new acquisitions increased to 45 basis points.

▪
Average guarantee fees on the single-family credit guarantee portfolio were 43 basis points, up from 39 basis points for the prior quarter, due to the increased amortization of single-family upfront fees.

•	As of September 30, 2019, the company had cumulatively transferred a portion of credit risk on nearly $1.4 trillion of single-family mortgages, based upon the UPB at issuance of the CRT transactions.

▪	Conservatorship capital needed for credit risk was reduced by approximately 75%(1) through CRT transactions on new business activity in the twelve months ended September 30, 2018.

•	The company provided funding for 514,000 single-family homes, more than 299,000 of which were home purchase loans.
(1) The reduction in the amount of conservatorship capital needed for credit risk on new business activity is calculated as conservatorship credit capital released from the CRT transactions (primarily through STACR and ACIS) divided by total conservatorship credit capital on new business activity at the time of purchase.

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

Multifamily Segment
Leading through innovation
Third Quarter 2019 Financial Results(1)

(Dollars in millions)	3Q 2019	2Q 2019	Change	3Q 2018	Change
Net interest income	$292	$266	$26	$280	$12
Guarantee fee income	233	222	11	210	23
Benefit (provision) for credit losses	(1)	(1)	0	2	(3)
Financial instrument gains (losses)(2)	256	27	229	266	(10)
Administrative expense	(125)	(120)	(5)	(109)	(16)
Other non-interest income (expense)	72	89	(17)	13	59
Segment Earnings before income tax expense	727	483	244	662	65
Income tax (expense) benefit	(146)	(100)	(46)	(113)	(33)
Segment Earnings, net of taxes	581	383	198	549	32
Total other comprehensive income (loss), net of tax	10	57	(47)	(44)	54
Total comprehensive income (loss)	$591	$440	$151	$505	$86

(1)	The financial performance of the company’s Multifamily segment is measured based on its contribution to GAAP comprehensive income (loss).

(2)
Primarily consists of fair value gains and losses on loan purchase commitments, mortgage loans and debt for which the company has elected the fair value option, certain investment securities, and derivatives.

•	Comprehensive income increased from the prior quarter, driven by higher fair value gains on held-for-sale commitments primarily due to targeted price increases related to changing market conditions.
Third Quarter 2019 Business Highlights

•	New business activity was $29 billion, an increase of 66% from the prior quarter, while outstanding purchase commitments decreased 33% to $16 billion, primarily reflecting higher funding volume.

▪
On September 13, 2019, FHFA announced a revised loan purchase cap structure for the multifamily business. The loan purchase cap will be $100.0 billion for the five-quarter period from the fourth quarter of 2019 through the fourth quarter of 2020 and at least 37.5% of the new multifamily business must be mission-driven, affordable housing.

•	The Multifamily guarantee portfolio increased to $260 billion, driven by strong new business activity.

▪	Average guarantee fees on the Multifamily guarantee portfolio were 36 basis points, substantially unchanged from the prior quarter.

•	As of September 30, 2019, the company had cumulatively transferred a large majority of credit risk on the Multifamily guarantee portfolio.

▪	Conservatorship capital needed for credit risk was reduced by approximately 90%(1) through CRT transactions on new business activity in the twelve months ended September 30, 2018.

•	The company provided financing for 296,000 rental units.
(1) The reduction in the amount of conservatorship capital needed for credit risk on new business activity is calculated as conservatorship credit capital released from the CRT transactions (primarily through K Certificates and SB Certificates) divided by total conservatorship credit capital on new business activity.

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

Capital Markets Segment
Innovating to enhance the liquidity of the mortgage market and actively reduce risk for taxpayers
Third Quarter 2019 Financial Results(1)

(Dollars in millions)	3Q 2019	2Q 2019	Change	3Q 2018	Change
Net interest income	$497	$747	$(250)	$845	$(348)
Investment securities gains (losses)	136	367	(231)	(336)	472
Debt gains (losses)	(17)	(3)	(14)	137	(154)
Derivative gains (losses)	(438)	(990)	552	427	(865)
Other non-interest income (expense)	(237)	190	(427)	179	(416)
Administrative expense	(96)	(99)	3	(89)	(7)
Segment Earnings before income tax expense	(155)	212	(367)	1,163	(1,318)
Income tax (expense) benefit	33	(44)	77	(189)	222
Segment Earnings, net of taxes	(122)	168	(290)	974	(1,096)
Total other comprehensive income (loss), net of tax	132	265	(133)	(101)	233
Total comprehensive income (loss)	$10	$433	$(423)	$873	$(863)

(1)	The financial performance of the company’s Capital Markets segment is measured based on its contribution to GAAP comprehensive income (loss).

•	Comprehensive income decreased from the prior quarter, primarily driven by:

▪	Lower net interest income driven by higher amortization expense due to increased loan prepayments combined with compressed net yields due to the flattening of the yield curve;

▪
Higher amortization expense in non-interest income (expense) due to the timing difference in amortization related to prepayments between the debt of consolidated trusts and the underlying mortgage loans, as security prepayments are recognized in the month after the loan prepayments are recognized; and

▪
Higher interest rate-related fair value losses due to the decline in long-term interest rates. In addition, the volume of derivatives increased related to the hedging of Single-Family upfront fees, which are recorded in the Single-Family Guarantee Segment, resulting in lower overall reduction in GAAP fair value interest rate risk from hedge accounting.

Third Quarter 2019 Business Highlights

•	The company continued to maintain a presence in the agency mortgage-related securities market to strategically support the guarantee business.

▪	The overall liquidity of the mortgage investments portfolio continued to improve as less liquid assets decreased during the quarter.

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

Housing Market Support
Freddie Mac supports the U.S. housing market by executing its charter mission to ensure credit availability for new and refinanced single-family mortgages as well as for rental housing and by helping struggling homeowners avoid foreclosure.
Mortgage Funding – Freddie Mac provided approximately $385 billion in liquidity to the market in the nine months ended September 30, 2019, funding:

•	Nearly 1,217,000 single-family homes, approximately 744,000 of which were home purchase loans; and

•	More than 638,000 multifamily rental units.
Number of Families Helped to Own or Rent a Home
(In thousands)
(1) As of September 30.
Amounts may not add due to rounding.

Preventing Foreclosures – Freddie Mac continued to help struggling borrowers retain their homes or otherwise avoid foreclosure, completing approximately 36,000 single-family loan workouts in the nine months ended September 30, 2019.

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

About Freddie Mac’s Conservatorship
Since September 2008, Freddie Mac has been operating under conservatorship with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations.
Treasury Draws(1) and Dividend Payments
(Dollars in billions)

(1)
Excludes the initial $1 billion liquidation preference of senior preferred stock issued to Treasury in September 2008 as consideration for Treasury’s funding commitment, the $3 billion increase in the aggregate liquidation preference of the senior preferred stock pursuant to the December 2017 Letter Agreement, and the $1.8 billion increase in the aggregate liquidation preference of the senior preferred stock pursuant to the September 2019 Letter Agreement. The company received no cash proceeds in connection with the initial $1 billion liquidation preference of senior preferred stock or the $3 billion and $1.8 billion increases on December 31, 2017 and September 30, 2019, respectively.

(2)	As of September 30, 2019.

•
On September 27, 2019, the Conservator, acting on Freddie Mac's behalf, entered into a Letter Agreement with Treasury (the September 2019 Letter Agreement), increasing the applicable Capital Reserve Amount used in calculating the company's dividend requirement to Treasury from $3.0 billion to $20.0 billion.

▪
As a result of this increase in the Capital Reserve Amount, the company was not required to pay a dividend on the senior preferred stock to Treasury on September 30, 2019 based on the Net Worth Amount of $4.8 billion as of June 30, 2019, and will not have a dividend requirement to Treasury in December 2019. The company will not be required to pay a dividend on the senior preferred stock to Treasury again until its Net Worth Amount exceeds the applicable Capital Reserve Amount of $20.0 billion.

▪
Pursuant to the September 2019 Letter Agreement, the liquidation preference of the senior preferred stock increased from $75.6 billion to $77.5 billion on September 30, 2019 based on the $1.8 billion increase in the Net Worth Amount during the second quarter of 2019.

•	The amount of funding available to Freddie Mac under the Purchase Agreement remained $140.2 billion at September 30, 2019.
Amounts may not add due to rounding.

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

Additional Information
For more information, including information related to Freddie Mac’s financial results, conservatorship, and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.
Additional information about Freddie Mac and its business is also set forth in the company’s other filings with the SEC, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.
Webcast Announcement
Management will host a conference call at 9 a.m. Eastern Time on October 30, 2019 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: https://edge.media-server.com/mmc/p/zgqrvfbn. The replay will be available on the company’s website at www.FreddieMac.com/investors for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.

Media Contact: Frederick Solomon (703) 903-3861	Investor Contact: Laurie Garthune (571) 382-4732

*    *    *    *
This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-Family Guarantee, Multifamily, and Capital Markets segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, the costs and benefits of the company’s credit risk transfer transactions, and results of operations and financial condition on a GAAP, Segment Earnings, non-GAAP, and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments, and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury, and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates, and factors are discussed in the company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since its creation by Congress in 1970, the company has made housing more accessible and affordable for homebuyers and renters in communities nationwide. The company is building a better housing finance system for homebuyers, renters, lenders, and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

FREDDIE MAC
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(In millions, except share-related amounts)	3Q 2019	2Q 2019	3Q 2018
Interest income
Mortgage loans	$16,428	$17,358	$16,787
Investments in securities	686	684	755
Other	426	420	261
Total interest income	17,540	18,462	17,803
Interest expense	(15,130)	(15,535)	(14,546)
Net interest income	2,410	2,927	3,257
Benefit (provision) for credit losses	179	160	380
Net interest income after benefit (provision) for credit losses	2,589	3,087	3,637
Non-interest income (loss)
Guarantee fee income	231	222	209
Mortgage loans gains (losses)	1,702	1,541	94
Investment securities gains (losses)	164	390	(443)
Debt gains (losses)	(56)	49	158
Derivative gains (losses)	(1,217)	(2,089)	728
Other income (loss)	146	209	79
Non-interest income (loss)	970	322	825
Non-interest expense
Salaries and employee benefits	(333)	(328)	(301)
Professional services	(115)	(122)	(120)
Other administrative expense	(172)	(169)	(148)
Total administrative expense	(620)	(619)	(569)
Real estate owned operations expense	(58)	(81)	(38)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(408)	(399)	(375)
Other expense	(337)	(412)	(218)
Non-interest expense	(1,423)	(1,511)	(1,200)
Income (loss) before income tax (expense) benefit	2,136	1,898	3,262
Income tax (expense) benefit	(427)	(392)	(556)
Net income (loss)	1,709	1,506	2,706
Other comprehensive income (loss), net of taxes and reclassification adjustments:
Changes in unrealized gains (losses) related to available-for-sale securities	124	304	(169)
Changes in unrealized gains (losses) related to cash flow hedge relationships	19	20	25
Changes in defined benefit plans	(4)	(4)	(3)
Total other comprehensive income (loss), net of taxes and reclassification adjustments	139	320	(147)
Comprehensive income (loss)	$1,848	$1,826	$2,559
Net income (loss)	$1,709	$1,506	$2,706
Undistributed net worth sweep, senior preferred stock dividends, or future increase in senior preferred stock liquidation preference	(1,848)	(1,826)	(2,559)
Net income (loss) attributable to common stockholders	$(139)	$(320)	$147
Net income (loss) per common share — basic and diluted	$(0.04)	$(0.10)	$0.05
Weighted average common shares outstanding (in millions) — basic and diluted	3,234	3,234	3,234

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

FREDDIE MAC
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(In millions, except share-related amounts)	2019	2018
Assets
Cash and cash equivalents (includes $3,560 and $596 of restricted cash and cash equivalents)	$8,708	$7,273
Securities purchased under agreements to resell	51,187	34,771
Investments in securities, at fair value	72,982	69,111
Mortgage loans held-for-sale (includes $21,538 and $23,106 at fair value)	41,118	41,622
Mortgage loans held-for-investment (net of allowance for loan losses of $4,854 and $6,139)	1,956,372	1,885,356
Accrued interest receivable	6,790	6,728
Derivative assets, net	1,592	335
Deferred tax assets, net	5,784	6,888
Other assets (includes $4,590 and $3,929 at fair value)	25,713	10,976
Total assets	$2,170,246	$2,063,060
Liabilities and equity
Liabilities
Accrued interest payable	$6,688	$6,652
Debt, net (includes $4,600 and $5,112 at fair value)	2,149,259	2,044,950
Derivative liabilities, net	355	583
Other liabilities	7,270	6,398
Total liabilities	2,163,572	2,058,583
Commitments and contingencies
Equity
Senior preferred stock (redemption value of $77,474 and $75,648)	72,648	72,648
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,059,033 shares and 650,058,775 shares outstanding	—	—
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(76,780)	(78,260)
AOCI, net of taxes, related to:
Available-for-sale securities (includes $243 and $221, related to net unrealized gains on securities for which other-than-temporary impairment has been recognized in earnings)	757	83
Cash flow hedge relationships	(258)	(315)
Defined benefit plans	83	97
Total AOCI, net of taxes	582	(135)
Treasury stock, at cost, 75,804,853 shares and 75,805,111 shares	(3,885)	(3,885)
Total equity	6,674	4,477
Total liabilities and equity	$2,170,246	$2,063,060
The table below presents the carrying value and classification of the assets and liabilities of consolidated variable interest entities (VIEs) on the company's condensed consolidated balance sheets.
	September 30,	December 31,
(In millions)	2019	2018
Consolidated Balance Sheet Line Item
Assets:
Mortgage loans held-for-investment	$1,905,633	$1,842,850
All other assets	43,863	20,237
Total assets of consolidated VIEs	$1,949,496	$1,863,087
Liabilities:
Debt, net	$1,869,308	$1,792,677
All other liabilities	5,519	5,335
Total liabilities of consolidated VIEs	$1,874,827	$1,798,012

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

FREDDIE MAC
Non-GAAP Reconciliations

The company’s GAAP net interest income includes the spread earned on its investments activities plus the guarantee fees earned by its single-family business. Adjusted net interest income is the net spread earned on the company’s investment activities, including the cost of funds associated with using derivatives. Net interest yield, GAAP and adjusted, is calculated as annualized quarterly GAAP or adjusted net interest income divided by the average balance of the underlying assets and liabilities.

Reconciliation of GAAP Net Interest Income to Adjusted Net Interest Income (pre-tax)
(Dollars in millions)	3Q 2018	4Q 2018	1Q 2019	2Q 2019	3Q 2019
GAAP net interest income	$3,257	$2,743	$3,153	$2,927	$2,410
Reclassifications:
Guarantee fee income reclassified to adjusted guarantee fee income (1)(2)	(2,052)	(2,022)	(2,022)	(2,288)	(2,485)
Accrual of periodic cash settlements reclassified from derivative gain (loss) (3)	27	20	(54)	(42)	(47)
Hedge accounting impact (4)	34	310	(267)	13	517
Other reclassifications (5)	(141)	6	195	403	394
Total reclassifications	(2,132)	(1,686)	(2,148)	(1,914)	(1,621)
Adjusted net interest income	$1,125	$1,057	$1,005	$1,013	$789
Average balance of assets and liabilities, GAAP (in billions)	$2,034	$2,042	$2,062	$2,089	$2,120
Average balance of assets and liabilities, adjusted (in billions)	$314	$294	$293	$303	$311
GAAP guarantee fees are primarily those generated by the company's multifamily business. Adjusted guarantee fee income consists of the revenues from guarantee fees from both the single-family and multifamily businesses, net of the 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011. Guarantee fee rate, GAAP and adjusted, is calculated as annualized quarterly GAAP or adjusted guarantee fee income divided by the average underlying guarantee portfolio.

Reconciliation of GAAP Guarantee Fee Income to Adjusted Guarantee Fee Income (pre-tax)
(Dollars in millions)	3Q 2018	4Q 2018	1Q 2019	2Q 2019	3Q 2019
GAAP guarantee fee income	$209	$208	$217	$222	$231
Reclassifications:
Guarantee fee income reclassified from net interest income (1)(2)	2,052	2,022	2,022	2,288	2,485
Temporary Payroll Tax Cut Continuation Act of 2011 expense reclassified from other non-interest expense (6)	(375)	(384)	(390)	(399)	(408)
Total reclassifications	1,677	1,638	1,632	1,889	2,077
Adjusted guarantee fee income	$1,886	$1,846	$1,849	$2,111	$2,308
Average guarantee portfolio balance, GAAP (in billions)	$223	$232	$240	$246	$255
Average guarantee portfolio balance, adjusted (in billions)	$2,088	$2,117	$2,145	$2,171	$2,203
Columns may not add due to rounding.
For notes on reclassifications, see page 15 of this press release.

Freddie Mac Third Quarter 2019 Financial Results
October 30, 2019

Notes on Significant Reclassifications
(1) Net guarantee fees, including upfront fee amortization and implied guarantee fee income related to unsecuritized loans held in the mortgage-related investments portfolio, are reclassified from GAAP net interest income to adjusted guarantee fee income.
(2) Short-term returns on cash received related to certain upfront fees on single-family loans are reclassified from GAAP net interest income to adjusted guarantee fee income.
(3) The accrual of periodic cash settlements of derivatives is reclassified from GAAP derivative gains (losses) to adjusted net interest income to fully reflect the periodic cost associated with the protection provided by these contracts.
(4) Hedge accounting impact consists of removing the effects of hedge accounting including deferred gains and losses on closed cash flow hedges related to forecasted debt issuances.
(5) Other reclassifications primarily relate to items reclassified out of GAAP net interest income, including the amortization related to derivative commitment basis adjustments associated with mortgage-related and non-mortgage-related securities, amortization related to accretion of other-than-temporary impairments on available-for-sale securities, amortization of discounts on loans purchased with deteriorated credit quality that are on accrual status, amortization related to premiums and discounts, including non-cash premiums and discounts, on single-family loans in trusts and on the associated consolidated PCs, amortization related to premiums and discounts associated with PCs issued by consolidated trusts that were previously held and subsequently transferred to third parties, costs associated with STACR debt note expenses, and internally allocated costs associated with the refinancing of debt related to Multifamily segment held-for-investment loans which were securitized.
(6) The expense related to the Temporary Payroll Tax Cut Continuation Act of 2011 is reclassified from GAAP other non-interest expense to adjusted guarantee fee income. As a result of the reclassification, the revenue and expense related to the legislated 10 basis point increase are netted within adjusted guarantee fee income.